Exhibit (a)(1)(K)

FREQUENTLY ASKED QUESTIONS SHEET

The following are answers to some of the questions that you may have about this offer. You should carefully read the entire Offer to Exchange Certain Outstanding Options for New Options document (the “Offering Document”), the electronic mail from Andrew Ory, our President and Chief Executive Officer, dated July 8, 2009, the Summary of the Offer to Exchange, the Eligible Option Information Sheet and the Election Form together with its associated instructions available on the offer website at https://acmepacket.equitybenefits.com. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the Offering Document and the other offer documents. We have included in this summary references to other sections in the Offering Document to help you find a more complete description of these topics.

No.	Question	Page
Q1.	What is the offer?	1
Q2.	How do I participate in this offer?	3
Q3.	Why is Acme Packet making this offer?	4
Q4.	Who may participate in this offer?	5
Q5.	Are there circumstances under which I would not be granted new options?	5
Q6.	Am I required to participate in this option exchange?	5
Q7.	How many new options will I receive for the options that I exchange?	5
Q8.	Why isn’t the exchange ratio simply one-for-one?	6
Q9.	What will be the exercise price of my new options?	6
Q10.	When will my new options vest and be exercisable?	6
Q11.	If I participate in this offer, do I have to exchange all of my eligible options?	6
Q12.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	7
Q13.	When will my exchanged options be cancelled?	7
Q14.	Once I surrender my exchanged options, is there anything I must do to receive the new options?	7
Q15.	When will I receive the new options?	7
Q16.	Can I exchange shares of Acme Packet common stock that I acquired upon exercise of Acme Packet options or any other equity-based compensation awards?	7
Q17.	Will I be required to give up all of my rights under the cancelled options?	7
Q18.	Will the terms and conditions of my new options be the same as my exchanged options?	7
Q19.	What happens to my eligible options if I choose not to participate or if my eligible options are not accepted for exchange?	8
Q20.	How does Acme Packet determine whether an eligible option has been properly tendered?	8
Q21.	Will I have to pay taxes if I participate in the offer?	8
Q22.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?	8
Q23.	Will I receive an option agreement for my new options?	8
Q24.	Are there any conditions to this offer?	8
Q25.	If you extend the offer, how will you notify me?	9
Q26.	How will you notify me if the offer is changed?	9
Q27.	Can I change my mind and withdraw from this offer?	9
Q28.	How do I change my election?	9
Q29.	What if I withdraw my election and then decide again that I want to participate in this offer?	10
Q30.	Are you making any recommendation as to whether I should exchange my eligible options?	10
Q31.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?	10

Q1.         What is the offer?

A1.                             This offer is a voluntary opportunity for eligible optionees to exchange certain outstanding options for new options. The following is a brief summary of the terms of this offer:

Terms in italics in this sheet entitled Frequently Asked Questions (the “FAQs”) are the defined terms that are used throughout these FAQs. The definitions of these terms can be found in the section “Terms Used in this Offer” on page 3 of these FAQs.

Eligibility

•                                          All of our active employees and certain independent contractors, as of the time of this offer who remain employed by us or provide service to us through the date the exchanged options are cancelled are eligible to participate. However, the executive officers and the members of our board of directors may not participate in this offer. (See Section 1 on page 28 of the Offering Document.)

•                                          In order to receive new options, you must remain an employee or independent contractor through the new option grant date, and in order to continue to vest in your new options, you must remain an employee or an independent contractor of Acme Packet through each relevant vesting date. (See Section 1 on page 28 of the Offering Document.)

Eligible Options

•                                          All options granted under the Plan, whether vested or unvested, that were granted prior to July 8, 2009 with an exercise price per share greater than or equal to the higher of (a) $11.42 and (b) a price at least 10% higher than the closing price of our common stock on the expiration date of this offer, and that are outstanding as of the cancellation date are eligible for exchange. This means that options must be outstanding as of immediately prior to the cancellation of the options under this offer. (See Section 2 on page 28 of the Offering Document.)

•                                          Any portion of an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and that is beneficially owned by a person who is not an employee of Acme Packet, is not eligible to be exchanged in this offer (even if legal title to that portion of the option grant is held by an eligible optionee). The portion that is beneficially owned by our employee may be exchanged. (See Section 2 on page 28 of the Offering Document.)

Exchange Ratio

•                                        The offer is not a one-for-one exchange and in substantially all cases, your new options will represent the right to purchase fewer shares of our common stock than the exchanged eligible option. In no event will the new option grant represent the right to purchase more shares than the eligible option grant tendered for exchange.  The number of shares of our common stock underlying the new options will be rounded to the nearest whole number on a grant-by-grant basis (with fractional shares greater than or equal to point 5 (0.5) rounded up to the nearest whole share and fractional shares less than point 5 (0.5) rounded down to the nearest whole share).  No compensation will be provided to any eligible optionee related to fractional shares rounded down based on the rationale identified above.  (See Section 2 on page 28 of the Offering Document.)

•                                        The number of shares of common stock underlying your new option will be determined using exchange ratios which are designed to result in the fair value, for accounting purposes, of the new options being approximately equal to the fair value of the exchanged eligible options (based on valuation assumptions made upon the expiration of the offer).  The exchange ratios used in the offer will be calculated on the expiration date by our independent compensation and valuation consultants using the binomial lattice stock option valuation model, based upon the closing price of our common stock as reported on the Nasdaq Global Market on the expiration date of the offer, as well as other valuation assumption as of the same expiration date.

New Options

•                                        We expect that the new option grant date will be August 5, 2009.

•                                        The new options granted upon cancellation of exchanged options will be nonstatutory stock options for U.S. tax purposes.

•                                        Each new option will expire seven (7) years from the new option grant date.

Exercise Price of the New Options

•                                        The exercise price of all new options will be the closing price of our common stock on the new option grant date as reported by the Nasdaq Global Market.

Vesting and Exercisability of New Options

•                                        The new options will begin to vest on the new option grant date, whereby 25% of the new options vesting on the first anniversary of the new option grant date, which will be one year from the new grant date, and the remainder vesting ratably on a quarterly basis over the final three years of the vesting period, unless certain exercisability restrictions apply due to requirements under local law. Thus, no portion of each new option grant will be vested on the new option grant date.

•                                        Vesting on any date is subject to your continued service to Acme Packet or its subsidiaries through each relevant vesting date. (See Section 9 on page 35 of the Offering Document.)

Terms Used in This Offer

•                                          “cancellation date” refers to the same U.S. business day as the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be August 5, 2009. If the expiration date is extended, then the cancellation date will be similarly extended.

•                                          “eligible optionees” refers to all employees and certain independent contractors of Acme Packet, who are active employees or independent contractors at the time of this offer and who remain employed or in active service through the date the exchanged options are cancelled and the new option grant date. However, the executive officers and the members of our board of directors may not participate in this offer.

•                                          “eligible options” refers to the outstanding and unexercised stock options to purchase our common stock that were granted prior to July 8, 2009 with an exercise price per share greater than or equal to the higher of (a) $11.42 and (b) a price at least 10% higher than the closing price of our common stock on the expiration date of this offer.

•                                          “exchanged options” refers to all options that you exchange pursuant to this offer.

•                                          “executive officers” refers to those officers of Acme Packet listed on Schedule A to this Offering Document, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•                                          “expiration date” refers to the date that this offer expires. We expect that the expiration date will be August 5, 2009 at 11:59 p.m., Eastern Daylight Savings Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•                                          “new option grant date” refers to the date when new options will be granted. We expect that the new option grant date will be August 5, 2009. If the expiration date is extended, then the new option grant date will be similarly extended.

•                                          “new options” refers to the options issued pursuant to this offer that replace your exchanged options.

•                                          “offering period” refers to the period from the commencement of this offer to the expiration date. We expect that this period will commence on July 8, 2009 and end at 11:59 p.m., Eastern Daylight Savings Time, on August 5, 2009.

•                                          “Plan” refers to the Acme Packet, Inc. 2006 Equity Incentive Plan.

Q2.                          How do I participate in this offer?

A2.                             If you are an eligible optionee, you will receive, on the commencement of the offer, an electronic mail announcing this offer and directing you to the offer website. If you wish to participate in this offer, you must access the offer website and click on the MAKE AN ELECTION button. You will be directed to your Eligible Option Information Sheet and electronic Election Form that contains the following personalized information with respect to each eligible option you hold:

•                                          the grant date indicated for the eligible option on the applicable option agreement;

•                                          the current exercise price per share in effect for the eligible option;

•                                          the number of shares of the Company’s common stock exchangeable under the eligible option; and

•                                          the election alternatives available to you.

You will need to check the appropriate box next to each of your eligible options to indicate your choice of whether to exchange your eligible options in accordance with the terms of this offer or retain your eligible options under their current terms. After completing the electronic Eligible Option Information Sheet and Election Form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Print Confirmation page which is the final step in the election process.

If you are not able to submit your election electronically through the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper Eligible Option Information Sheet and Election Form and return them to Susan Anderson at the Company by hand delivery, facsimile at +1 (781) 998-0096 or electronic mail to sanderson@acmepacket.com before 11:59 p.m., Eastern Daylight Savings Time, on August 5, 2009, unless we extend the offer. To obtain a paper Eligible Option Information Sheet and Election Form, please contact Susan Anderson at +1 (781) 328-4805 or sanderson@acmepacket.com.

You must complete the election process in the foregoing manner before 11:59 p.m., Eastern Daylight Savings Time, on August 5, 2009. If we extend this offer beyond that deadline, you must complete the process before the extended expiration date of this offer.

If you wish to change your election to participate in this offer, you must access the offer website at https://acmepacket.equitybenefits.com and complete a new electronic Eligible Option Information Sheet and Election Form before 11:59 p.m., Eastern Daylight Savings Time, on August 5, 2009, unless we extend the offer. If you are not able to submit a new Eligible Option Information Sheet and Election Form electronically through the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new electronic Eligible Option Information Sheet and Election Form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a new paper Eligible Option Information Sheet and Election Form and return it to Susan Anderson at the Company by hand delivery, facsimile at +1 (781) 998-0096 or electronic mail to sanderson@acmepacket.com before 11:59 p.m., Eastern Daylight Savings Time, on August 5, 2009, unless we extend the offer. To obtain a paper Eligible Option Information Sheet and Election Form, please contact Susan Anderson at +1 (781) 328-4805 or sanderson@acmepacket.com.

To help you recall your outstanding eligible option grants, we will provide you with a summary of your outstanding eligible options.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we expect to accept all properly tendered options promptly after the expiration of this offer. (See Section 4 on page 30 of the Offering Document.)

We may extend this offer. If we extend this offer, we will issue a press release, electronic mail or other communication disclosing the extension no later than 8:00 a.m., Eastern Daylight Savings Time, on the U.S. business day immediately following the previously scheduled expiration date.

The delivery of all documents, including Eligible Option Information Sheet and Election Forms, is at your risk. Only documents that are complete, signed and actually received electronically or in paper form by Susan Anderson by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted. We intend to confirm the receipt of your electronic Eligible Option Information Sheet and Election Form (or Eligible Option Information Sheet and paper Election Form) by electronic mail within two (2) U.S. business days of the receipt of your electronic Eligible Option Information Sheet and Election Form (or paper Eligible Option Information Sheet and Election Form). If you have not received an electronic mail confirmation, you must confirm that we have received your electronic Eligible Option Information Sheet and Election Form (or paper Eligible Option Information Sheet and Election Form). Eligible Option Information Sheet and Election Forms may be submitted only through the offer website or in paper form by hand delivery, facsimile or electronic mail to Susan Anderson. Eligible Option Information Sheet and Election Forms submitted by any other means are not permitted and will not be accepted. (See Section 4 on page 30 of the Offering Document.)

Q3.                          Why is Acme Packet making this offer?

A3.                           We believe that this offer will foster retention of our valuable employees and independent contractors and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees and independent contractors. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible optionees with the opportunity to own new options that over time may have a greater potential to increase in value. (See Section 3 on page 29.)

Q4.                          Who may participate in this offer?

A4.                           You may participate in this offer if you are an eligible optionee. You are an “eligible optionee” if you are an active employee or independent contractor of Acme Packet, at the time of this offer, you remain an eligible optionee through the expiration date and the date of grant for new options, and you hold eligible options. However, the executive officers and members of our board of directors may not participate in this offer. (See Section 1 on page 28 of the Offering Document.)

Q5.                          Are there circumstances under which I would not be granted new options?

A5.                           Yes. If, for any reason, you are no longer an employee or independent contractor of Acme Packet on the new option grant date, you will not receive any new options. Instead, you will keep your current eligible options and they may be exercised or will expire in accordance with their terms. If you are a U.S. employee, your employment with Acme Packet will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 2 on page 28 of the Offering Document.)

Moreover, even if we accept your exchanged options, we will not grant new options to you if we are prohibited from doing so by applicable laws and regulations. For example, we could become prohibited from granting new options as a result of changes in SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time. (See Section 13 on page 40.)

Q6.                          Am I required to participate in this option exchange?

A6.                           No. Participation in this offer is completely voluntary. To help you determine your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with a summary listing all of your eligible option grants. (See Section 2 on page 28 and Section 4 on page 30 of the Offering Document.)

Q7.                          How many new options will I receive for the options that I exchange?

A7.                           In substantially all cases, your new option grant will represent the right to purchase fewer shares than the eligible option grant tendered for exchange. In no event will your new option grant represent the right to purchase more shares than the eligible option grant tendered for exchange. The number of shares represented by your new option grant will be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new option grant at the time the new option is granted being equal to the fair value of the eligible option grant tendered for exchange at the time immediately prior to the eligible option grant being cancelled. The exchange ratios used in the offer will be calculated on the expiration date by our independent compensation and valuation consultants on the expiration date using the binomial lattice stock option valuation model, based upon the closing price of our common stock as reported on the Nasdaq Global Market on the expiration date of the offer, as well as other valuation assumption as of the same expiration date.

The Eligible Option Information Sheet that you received along with this offer document includes hypothetical examples of the number of new options that may be granted at various estimated exercise prices and the assumption of other factors, which prices and factors may change by the expiration date. As noted on the Eligible Option Information Sheet, the number of new options shown on the Eligible Option Information Sheet are hypothetical examples only and are based on assumptions made as of the date hereof. The actual number of new options granted in exchange for tendered eligible options will be determined based upon the closing price of our common stock on the Nasdaq Global Market on the expiration date of the offer, as well as other valuation assumptions required to be used under the binomial lattice valuation model. The number of shares of our common stock underlying the new options will be rounded to the nearest whole number on a grant-by-grant basis (with fractional shares greater than or equal to point 5 (0.5) rounded up to the nearest whole share and fractional shares less than point 5 (0.5) rounded down to the nearest whole share).  Adjustments to any of the valuation assumptions, such as a change in the volatility of our stock, used to calculate the information in the Summary of the Offer to Exchange will result in a change to the number of new options that may be granted under this offer. As a result, the number of new options set forth in the Eligible Option Information Sheet may not represent the actual number of new options that you would receive in the offer.

Q8.                          Why isn’t the exchange ratio simply one-for-one?

A8.                           Our stock option exchange program must balance the interests of both eligible optionees and non-employee stockholders. The exchange ratios selected for this offer are designed to ensure that the total economic value of the awards to be granted in the exchange is equal to or less than the total economic value of the awards to be cancelled. The exchange ratios selected for this offer will also decrease the total number of options outstanding and will benefit stockholders by decreasing our option overhang, which is the number options outstanding as a percent of our total number of common shares outstanding. (See Section 3 on page 29 of the Offering Document.)

Q9.                          What will be the exercise price of my new options?

A9.                           The exercise price per share of all new options will be equal to the closing price of our common stock as reported on the Nasdaq Global Market on the new option grant date, which is expected to be August 5, 2009.

We cannot predict the exercise price of the new options.  We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible option grants. (See Section 9 on page 35.)

Q10.                   When will my new options vest and be exercisable?

A10.                     The new options will begin to vest on the grant date of the new option, whereby 25% of the new options vesting on the first anniversary of the new grant date, which will be one year from the new grant date, and the remainder vesting ratably on a quarterly basis over the final three years of the vesting period. Thus, no portion of each new option granted will be vested on the new option grant date. Vesting on any date is subject to your continued service to Acme Packet or its subsidiaries through each relevant vesting date. Generally, any vested new options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under local law. (See Section 9 on page 35 of the Offering Document.)

Q11.                   If I participate in this offer, do I have to exchange all of my eligible options?

A11.                     No. You may pick and choose which of your outstanding eligible option grants you wish to exchange. However, we are not accepting partial tenders of option grants unless that option grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage). (See Q&A 12.) This means that you may not elect to exchange only some of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 2,000 shares, you may elect to exchange:

•                                          Your first option grant covering 300 remaining unexercised shares,

•                                          Your second option grant covering 1,000 shares,

•                                          Your third option grant covering 2,000 shares,

•                                          One of your three option grants,

•                                          Two of your three option grants,

•                                          All three of your option grants, or

•                                          None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2 on page 28 of the Offering Document.)

Q12.                   What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A12.                     If you have an option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an employee of Acme Packet beneficially owns a portion of that option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this offer (even if legal title to that portion of the option grant is held by you and you are an eligible optionee).

For instance, if you are an eligible optionee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all. These are your only choices with respect to this option grant. (See Section 2 on page 28 of the Offering Document.)

Q13.                   When will my exchanged options be cancelled?

A13.                     Your exchanged options will be cancelled on the same U.S. business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be August 5, 2009 unless the offer period is extended. (See Section 6 on page 33 of the Offering Document.)

Q14.                   Once I surrender my exchanged options, is there anything I must do to receive the new options?

A14.                     Once your exchanged options have been cancelled there is nothing that you must do to receive your new options.  You do not have to return the option agreement representing your exchanged options.  We expect that the new option date will be August 5, 2009. In order to vest in the shares covered by the new option grant, you will need to remain an employee or independent contractor of Acme Packet through the applicable vesting dates, as described in Q&A 10. (See Section 1 on page 28 of the Offering Document.)

Q15.                   When will I receive the new options?

A15.                     We will grant the new options on the new option grant date. We expect the new option grant date will be August 5, 2009. If the expiration date is delayed, the new option grant date will be similarly delayed. You will receive your grant paperwork after the expiration of the offer. (See Section 6 on page 33 of the Offering Document.)

Q16.                   Can I exchange shares of Acme Packet common stock that I acquired upon exercise of Acme Packet options or any other equity-based compensation awards?

A16.                     No. This offer relates only to certain outstanding Acme Packet options. You may not exchange shares of Acme Packet common stock in this offer or any other equity-based compensation awards. (See Section 2 on page 28 of the Offering Document.)

Q17.                   Will I be required to give up all of my rights under the cancelled options?

A17.                     Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the same U.S. business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be August 5, 2009. (See Section 6 on page 33 of the Offering Document.)

Q18.                   Will the terms and conditions of my new options be the same as my exchanged options?

A18.                     The terms and conditions of your new options will be substantially similar to the terms and conditions of your exchanged options, except that your new options may have a different exercise price, may be exercisable for fewer shares, will be classified as nonstatutory stock options for U.S. tax purposes, and the maximum term of your new options will be seven (7) years from the date of grant of the new options and have a new vesting schedule. (See Section 9 on page 35 of the Offering Document.) However, if you are an employee outside the United States, you should carefully review Schedule C attached to this offer for your country of residence to determine whether different terms will apply.

Q19.                   What happens to my eligible options if I choose not to participate or if my eligible options are not accepted for exchange?

A19.                     If (a) we do not receive your Eligible Option Information Sheet and Election Form by the deadline, (b) you choose not to participate, or (c) your eligible options are not accepted by us under this offer, your existing eligible options will (i) remain outstanding until they are exercised or expire by their terms, (ii) retain their current exercise price, and (iii) retain their current term.  In addition, if the term of the offer is extended so that its duration is longer than the present twenty-nine (29) day term, any of your eligible options that are currently classified as an incentive stock option for U.S. tax purposes may be deemed nonstatutory stock options after the offer. (See Section 6 on page 33 and Section 14 on page 41 of the Offering Document.)

Q20.                   How does Acme Packet determine whether an eligible option has been properly tendered?

A20.                     We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Eligible Option Information Sheet and Election Form or any eligible options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Unless this offer is terminated, we expect to accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any Eligible Option Information Sheet and Election Form and we will not incur any liability for failure to give any notice. (See Section 4 on page 30 of the Offering Document.)

Q21.                   Will I have to pay taxes if I participate in the offer?

A21.                     If you participate in the offer and are a citizen or resident of the United States, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your new options. (See Section 14 on page 41 of the Offering Document.)

If you are a citizen or tax resident of a country other than the United States, the tax consequences of participating in this offer may be different for you. Please be sure to read Schedule C attached to this offer for your country of residence which discusses the tax consequences of participating in the offer.

For all eligible optionees, we recommend that you consult with your own financial, legal and tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q22.                   Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A22.                     The new options granted in exchange for your old options will be granted as nonstatutory stock options, even if your eligible options were classified as incentive stock options.  If you choose not to participate in this offer, and if the term of the offer is extended so that its duration is longer than the present twenty-nine (29) day term, your eligible options may be deemed nonstatutory options after the offer even if they are currently classified as incentive stock options.

We recommend that you read the tax discussion in Section 14 of this Offering Document and discuss the personal tax consequences of incentive stock options and nonstatutory stock options with your financial, legal and/or tax advisors. (See Section 9 on page 35 and Section 14 on page 41 of the Offering Document.)

Q23.                   Will I receive an option agreement for my new options?

A23.                     Yes. All new options will be subject to a new option agreement between you and Acme Packet, as well as to the terms and conditions of our Plan. (See Section 9 on page 35 of the Offering Document.)

Q24.                   Are there any conditions to this offer?

A24.                     Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offering Document. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Section 2 on page 28 and Section 7 on page 33.)

Q25.                   If you extend the offer, how will you notify me?

A25.                     If we extend this offer, we will issue a press release, electronic mail or other form of communication disclosing the extension no later than 8:00 a.m., Eastern Daylight Savings Time, on the next U.S. business day following the previously scheduled expiration date. (See Section 2 on page 28 and Section 16 on page 42 of the Offering Document.)

Q26.                   How will you notify me if the offer is changed?

A26.                     If we change the offer, we will issue a press release, electronic mail or other form of communication disclosing the change no later than 8:00 a.m., Eastern Daylight Savings Time, on the next U.S. business day following the day we change the offer. (See Section 2 on page 28 and Section 16 on page 42 of the Offering Document.)

Q27.                   Can I change my mind and withdraw from this offer?

A27.                     Yes. You may change your mind after you have submitted an Eligible Option Information Sheet and Election Form choosing to exchange certain or all of your eligible options and submit a new Eligible Option Information Sheet and Election Form at any time before the expiration date. If we extend the expiration date, you may submit a new Eligible Option Information Sheet and Election Form at any time until the extended offer expires, electing to retain your eligible option under its existing terms. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Eligible Option Information Sheet and Election Form we receive before the expiration date. (See Section 5 on page 32 of the Offering Document.)

Q28.                   How do I change my election?

A28.                     To change your election with respect to your eligible options, you must do the following before the expiration date:

1.                                       Access the offer website and complete and submit a new electronic Eligible Option Information Sheet and Election Form; or

2.                                       If you are not able to submit a new Eligible Option Information Sheet and Election Form electronically through the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new electronic Eligible Option Information Sheet and Election Form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a new Eligible Option Information Sheet and Election Form and return them to Susan Anderson at the Company by hand delivery, facsimile at +1 (781) 998-0096 or electronic mail to sanderson@acmepacket.com. To obtain a paper Eligible Option Information Sheet and Election Form, please contact Susan Anderson at +1 (781) 328-4805or sanderson@acmepacket.com.

The delivery of all documents is at your risk. Acme Packet intends to confirm the receipt of your new electronic Eligible Option Information Sheet and Election Form (or paper documents) by electronic mail within two (2) U.S. business days. If you have not received an electronic mail confirmation, we recommend that you confirm that we have received your electronic Election Form (or paper Election Form). If you need to confirm receipt after two (2) U.S. business days have elapsed, you may send an electronic mail to Susan Anderson at sanderson@acmepacket.com.

Only electronic Eligible Option Information Sheet and Election Forms (or paper Eligible Option Information Sheet and Election Forms) that are complete, signed (electronically or otherwise) and actually received by Acme Packet by the deadline will be accepted. Electronic or paper Eligible Option Information Sheet and Election Forms may be submitted only through the offer website or by hand delivery, facsimile or electronic mail to Susan Anderson. Electronic or paper Eligible Option Information Sheets and Election Forms submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted. (Section 5 on page 32 of the Offering Document.)

Q29.                   What if I withdraw my election and then decide again that I want to participate in this offer?

A29.                     If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed electronic Eligible Option Information Sheet and Election Form (or paper Eligible Option Information Sheet and Election Form) and related eligible option information sheet accepting the offer before the expiration date, in accordance with the procedures described in Q&A 28 and Section 4 of the Offering Document. (See also Q&A 2 and see Section 5 on page 32 of the Offering Document.)

Q30.                   Are you making any recommendation as to whether I should exchange my eligible options?

A30.                     No. Neither our Board of Directors nor our management team is making any recommendation as to whether or not you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one. The program does carry risk (see “Risks of Participating in the Offer” on page 11 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the new options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax or investment-related issues, you should talk to your own financial, legal and/or tax advisor. (See Section 3 on page 29 of the Offering Document.)

Q31.                   Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A31.                     For additional information or assistance, you should contact Susan Anderson, our Stock Plan Administrator, at +1 (781) 328-4805, or Andre Normand, our Director of Human Resources, at +1 (781) 328-4770, or either of the aforementioned employees at:

Acme Packet, Inc.
71 Third Avenue
Burlington, MA 01803
Electronic Mail: sanderson@acmepacket.com or anormand@acmepacket.com

(See Section 10 on page 38 of the Offering Document.)